SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 24, 1999

                               IMMUNOMEDICS, INC.
             (Exact name of registrant as specified in its charter)


           Delaware                   0-12104                61-1009366
  (State or Other Jurisdiction      (Commission             (IRS Employer
       of Incorporation)            File Number)          Identification No.)



          300 American Road, Morris Plains, New Jersey     07950
            (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number, including area code: (973) 605-8200

          (Former name or former address, if changed since last report)

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Item 5.  Other Events

         On November 24, 1999, the registrant entered into an agreement with HFTP Investment LLC (the "Investor") relating to shares of the registrant's Series F Convertible Preferred Stock (the "Preferred Shares") currently held by the Investor. Pursuant to the agreement, (a) the registrant will honor the Investor's request to convert 105 Preferred Shares into 924,614 shares of the registrant's common stock, and (b) the registrant will have the right to redeem up to the balance of the Investor's Preferred Shares (consisting of 445 Preferred Shares) at any time on or before December 15, 1999, at a redemption price that varies from 105% to 109% of par (which is $10,000 per Preferred Share), depending upon when during the period through December 15, 1999 the registrant redeems such shares. The registrant is under no obligation to redeem such shares either before or after December 15, 1999. However, the Investor has agreed that it will not convert any additional Preferred Shares on or before December 15, 1999, and will not increase its net short position in the registrant's common stock on or before that date.

         The registrant provides no assurance as to whether such redemption will be effected. The registrant is seeking to conclude similar agreements with the other owners of the Preferred Shares and is pursuing negotiations to obtain the financing necessary to effect the redemption of its Preferred Shares. No assurances can be given that the registrant will enter into satisfactory arrangements, or any arrangements at all, with such other owners or with any financing source.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                              IMMUNOMEDICS, INC.


                                                         By:/s/ David Goldenberg
                                                            --------------------
                                                           David Goldenberg
                                                           Chairman of the Board


Date:  November 24, 1999


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